Exhibit 99.1

NEWS RELEASE

Contact: Todd Slawson, Interim Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2018 Second Quarter and First Half Financial Results

Saint Paul, Minn., August 09, 2018 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its second quarter and first half ended June 30, 2018.

Second Quarter 2018 Financial Highlights

  Second quarter royalties were $2.5 million, an increase of 36 percent from the same period in the prior year.
  Second quarter product sales were $1.4 million, a decrease of 16 percent from the same period in the prior year.
  Operating expenses totaled $2.7 million in the second quarter of 2018, an increase of 12 percent from the prior year period.  Capitalized software costs in the second quarter were $36,000 compared to $392,000 in the prior year period.
  Net income for the second quarter of 2018 totaled $511,000, compared to net income of $323,000 for the same period in the prior year.
  Cash balance increased to $3.7 million, up from $3.3 million at the end of the first quarter of 2018.

Second-Quarter Results:

The 2018 second quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $3.9 million, compared to $3.5 million in the second quarter of 2017. Gross margin from the second quarter of 2018 was 82 percent, a 5 percent increase from a gross margin of 77 percent for the same period in 2017. The increase in the gross margin percent was primarily the result of a larger portion of revenue from royalties during the quarter. Revenue from royalties was $2.5 million in the second quarter of 2018 compared to $1.8 million in the second quarter of 2017, a 36 percent increase.

Exhibit 99.1

Product sales decreased to $1.4 million in the 2018 second quarter, a 16 percent decrease from $1.6 million in the second quarter of 2017. The decrease in product sales resulted from lower volumes of sales in all jurisdictions.  Autoscope video product sales and royalties were $325,000 and $2.5 million, respectively, and RTMS radar product sales were $1.1 million in the second quarter of 2018.  Product sales gross margin for the second quarter of 2018 was 56 percent compared to 57 percent in the prior year period.

ISS’s net income in the second quarter was $511,000, or $0.10 per basic share, compared to net income of $323,000, or $0.06 per basic share, in the prior year period. The 2018 second quarter net income includes operating expenses of $2.7 million, a 12 percent increase from the second quarter of 2017. The increase is primarily due to additional R&D expense as less R&D costs could be capitalized during the current quarter. During the second quarter of 2018, ISS capitalized $36,000 of internal software development costs compared to $392,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the second quarter of 2018 was $694,000 compared to operating income of $445,000 in the prior year period.

"Royalties from North American Autoscope sales have exceeded our expectations over the most recent quarter," said Chad Stelzig, CEO for ISS.  "This is a testament to the Autoscope Vision receiving broad market adoption and successful sales execution by our partner Econolite."

"We have taken action to correct the underperforming RTMS and international Autoscope businesses with the previously announced addition of Andrew Markese as Vice President of Global Sales and Marketing.  Mr. Markese is a key component to revitalizing our sales organization and channel partners by taking an active role in improving processes and strategies.  Our highest priority is enabling his success," stated, Mr. Stelzig.

Exhibit 99.1

Year-to-Date Results:

ISS’s revenue for the first half of 2018 was $6.9 million, a 5 percent increase from revenue of $6.6 million in the first half of 2017. Sales gross margin for the first six months of 2018 was 83 percent, a 5 percent increase from the prior year period. The increase in gross margin was the result of a higher percentage of revenue from royalties and a decrease in the warranty reserve recorded in the first six months of 2018. Revenue from royalties was $4.7 million in the first six months of 2018 compared to $3.5 million in the same period in 2017, a 34 percent increase. Product sales were $2.2 million in the first half of 2018, a 28 percent decrease from $3.1 million in the first half of 2017.

The first six months of revenue for 2018 included Autoscope video product sales and royalties of $576,000 and $4.7 million, respectively, and RTMS radar product sales of $1.6 million. Product sales gross margin for the first six months of 2018 was 57 percent, a 2 percent decrease from the same period in the prior year.

The Company’s net income for the first six months of 2018 was $494,000, or $0.10 per basic share, compared to a net income of $520,000, or $0.10 per basic share, in the first six months of 2017. The first six months of 2018 net income includes operating expenses of $5.3 million, a 13 percent increase from the same period in 2017. During the first half of 2018, we capitalized $102,000 of software development costs, compared to $566,000 in the first half of 2017. Cash flow in the first half of 2018 decreased to $500,000, compared to a cash flow of $1.1 million in the first half of 2017.

On a non-GAAP basis, excluding intangible asset amortization and depreciation for the applicable periods, operating income for the first half of 2018 was $851,000 compared to an operating income of $798,000 in the first half of 2017.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 14, 2018.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2018	2017	2018	2017
Revenue
Product sales	$1,376	$1,629	$2,220	$3,069
Royalties	2,517	1,846	4,683	3,490
	3,893	3,475	6,903	6,559
Cost of revenue	701	798	1,148	1,432
Gross profit	3,192	2,677	5,755	5,127

Operating expenses
Selling, general and administrative	1,765	1,656	3,526	3,092
Research and development	916	728	1,735	1,544
	2,681	2,384	5,261	4,636
Income from operations	511	293	494	491
Other income	-	30	-	33
Income before income taxes	511	323	494	524
Income tax expense	-	-	-	4
Net income	$511	$323	$494	$520

Basic net income per share	$0.10	$0.06	$0.10	$0.10
Diluted net income per share	$0.10	$0.06	$0.10	$0.10

Weighted shares - basic	5,206	5,117	5,194	5,107
Weighted shares - diluted	5,219	5,128	5,194	5,107

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$3,690	$3,190
Receivables, net	2,974	3,339
Inventories	648	335
Prepaid expenses and other current assets	413	255
	7,725	7,119
Property and equipment, net	413	486
Intangible assets, net	3,356	3,485
Deferred taxes	36	38
	$11,530	$11,128
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$771	$563
Warranty and other current liabilities	1,528	1,924
	2,299	2,487

Shareholders’ equity	9,231	8,641
	$11,530	$11,128

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2018	2017
Operating activities
Net income	$494	$520

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	357	307
Stock option expense	123	153
Loss on disposal of assets	1	-
Changes in operating assets and liabilities	(274)	643
Net cash provided by operating activities	701	1,623

Investing activities
Capitalized software development costs	(102)	(441)
Purchases of property and equipment	(79)	(101)
Net cash used for investing activities	(181)	(542)

Financing activities
Stock for tax withholding	(10)	-
Net cash used for financing activities	(10)	-

Effect of exchange rate changes on cash	(10)	28
Increase in cash and cash equivalents	500	1,109

Cash and cash equivalents at beginning of period	3,190	1,547
Cash and cash equivalents at end of period	$3,690	$2,656

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$2	$16
Capitalization of software development costs in accounts payable	-	125

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2018	2017	2018	2017
Income from operations	$511	$293	$494	$491
Amortization of intangible assets	120	90	231	180
Depreciation	63	62	126	127
Non-GAAP income from operations	$694	$445	$851	$798

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.